                                 (Exhibit 99)

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending September 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Clement B. Knapp, Jr., President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date:   October 24, 2002                   /s/ Clement B. Knapp, Jr.
                                           -------------------------------------
                                           Clement B. Knapp, Jr.
                                           President and Chief Executive Officer


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



     In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending September 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date:  October 24, 2002                    /s/ Daniel T. Poludniak
                                           -------------------------------------
                                           Daniel T. Poludniak
                                           Vice President, Treasurer and
                                           Chief Financial Officer

Contact:  Clement B. Knapp, Jr.                          FOR IMMEDIATE RELEASE
                President
                (219) 836-5870

October 23, 2002

AMB FINANCIAL ANNOUNCES THIRD QUARTER RESULTS AND DIVIDEND PAYMENT

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the third quarter ended September 30, 2002 totaled $.33 per diluted share, up 65% from the $.20 per diluted share reported for the quarter ended September 30, 2001. The earnings per share improvement compared to last year resulted primarily from higher net interest income and deposit account service fees offset by lower rental income from the Dyer office location and higher non-interest expenses. Net income for the current quarter totaled $276,000 compared to $164,000 reported in the year earlier period. Return on average equity and return on average assets were 9.30% and .77%, respectively, in the current quarter compared to 5.79% and .47% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended September 30, 2002. The dividend will be payable on November 22, 2002 to shareholders of record on November 8, 2002.

Net interest income for the quarter ended September 30, 2002 increased 42.9% from a year ago, totaling $1.1 million compared to $779,000 for last year's third quarter. The net interest margin expanded to 3.30% compared to 3.02% for the quarter ended June 30, 2002. In last year's third quarter, the net interest margin was 2.46%. The net interest margin expansion over the past three months was accomplished by keeping asset yields relatively stable while achieving a substantial reduction in funding costs. The yield on average interest-earning assets increased by 7 basis points to 6.67% compared to 6.60% for the quarter ended June 30, 2002 and 7.33% in last year's third quarter. The downward repricing of the Company's loan portfolio experienced over the past few quarters abated in the current period as the yield on the average loans receivable balance was 7.17% in the current period, steady with the 7.19% reported for the second quarter of this year. In last year's third quarter, the yield on the average loans receivable balance was 7.49%. The continued low level of interest rates led to lower funding costs as the Company's cost of interest-bearing liabilities was 3.44% for the quarter compared to 3.67% in the second quarter of 2002 and 4.99% for the quarter ended September 30, 2001. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts in the current low interest environment.

Interest income on loans, net interest income, net interest rate spread, net interest margin and other income for prior quarters have been slightly affected by a reclassification of income derived from the Company's purchase and management of accounts receivable from credit-worthy merchants, which began during the third quarter of 2001, from interest on loans to other income. Amounts and ratios for all periods presented have been properly restated.

Non-interest income increased to $296,000 in the current quarter, compared to $282,000 reported in last year's third quarter. The increase in non-interest income is primarily due to a $38,000 increase in service fee income related to the Company's program to purchase and manage the accounts receivable of credit-worthy merchants, increases of $13,000 in deposit related fees, $9,000 in loan related fees and service charges, $5,000 in commission income on the sale of annuity products and $12,000 in other miscellaneous income. Offsetting these increases in non-interest income was a $60,000 decline in rental income at the Dyer branch office location which was previously leased to a third party. The Company has begun to remodel this space to house the Company's current operations, and to lease the remaining space. In addition, the Company also incurred a loss of $18,000 in the current quarter compared to a loss of $9,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $968,000 in the current quarter, compared to $815,000 reported for the quarter ended September 30, 2001. The increase resulted primarily from increased staffing costs during the quarter of $71,000 due to normal compensation increases and higher pension benefit costs, increased data processing costs of $18,000 due in part to mortgage document imaging and higher advertising costs of $21,000 due to increased product and promotional efforts. In addition, other operating expenses increased by $62,000 from the prior year's quarter as a result of comparable increases in insurance, office supplies, professional fees and seminars and meeting expenses. These increases were offset by a decline of $19,000 in occupancy and equipment costs, primarily reduced depreciation and maintenance charges.

Income tax expense increased to $109,000 in the current quarter from $31,000 in the year ago quarter primarily as a result of increased earnings. The Company's effective tax rate was lowered during both periods due to the recognition of approximately $35,000 in low-income housing tax credits as discussed above.

Non-performing assets decreased during the past three months to $992,000, or ..68% of total assets, compared to $1.7 million, or 1.18% of total assets at June 30, 2002. At December 31, 2001, non-performing assets totaled $1.4 million, or 1.02% of total assets. The decrease in non-performing assets over the last three month period relates to three loans to the same commercial borrower totaling $667,000 which have since been brought current. The Company recorded a provision for loan losses of $56,000 during the quarter as compared to $51,000 during the prior year's quarter. During the current quarter, the Bank recorded $10,000 of net charge-offs compared to $2,000 in net loan recoveries recorded in the quarter ended September 30, 2001. The Bank's general allowance for loan losses was $652,000 at September 30, 2002, which is equal to 70.7% of net non-performing loans and .57% of loans receivable.

Diluted earnings per share increased by 31.4% in the current nine month period compared to last year, totaling $.92 versus $.70 last year. For the nine months ended September 30, 2002, net income totaled $766,000 compared to $582,000 for the comparable period last year. Return on average equity for the nine months ended September 30, 2002 was 8.58% compared to 6.95% for the nine months ended September 30, 2001.

Net interest income totaled $3.2 million for the first nine months of 2002, compared to $2.4 million reported for the first nine months of 2001. The net interest margin increased to 3.16% in the current nine month period compared to 2.46% a year ago, while average interest earning assets increased as well to $134.0 million from $127.7 million last year.

Non-interest income declined by $107,000, primarily due to reduced gains on trading account activity of $105,000 and reduced rental income from the Dyer office location of $71,000. Non-interest expense increased by $190,000, due primarily to increased compensation and benefit costs. Loan loss provisions totaled $331,000 in the current period as compared to $113,000 in the year ago period. The increased provision includes $180,000 related to medical lease loans that were subsequently charged-off in the second quarter of 2002.

Total assets of the Company decreased by $700,000 to $146.6 million at September 30, 2002 from $147.3 million reported at June 30, 2002. The decline in assets during the three month period was attributable to a decrease in cash and interest bearing deposits of $5.2 million. Loan activity remained strong during the quarter, with loan originations and purchases totaling $14.6 million. The balance of loans receivable at September 30, 2002 stood at $115.0 million, compared to $111.2 million at June 30, 2002, an increase of $3.8 million. Deposit balances increased by $1.8 million in the quarter, totaling $105.6 million at September 30, 2002. Total borrowings were paid down by $2.0 million during the quarter and totaled $21.3 million at September 30, 2002.

As of September 30, 2002, stockholders' equity in AMB Financial Corp. totaled $11.8 million. During the most recent three month period, the Company had repurchased 53,000 shares of stock at an average price of $11.78. The number of common shares outstanding at September 30, 2002 was 803,663 and the book value per common share outstanding was $14.62. This book value represents a $1.01 increase from the $13.61 book value reported at December 31, 2001. The Bank's tangible, core and risk-based capital percentages of 7.53%, 7.53% and 13.47%, respectively, at September 30, 2002 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or the Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                             Sept. 30     Dec. 31
                                                               2002         2001
                                                             --------     --------
                                                            (Unaudited)
Total assets                                                  146,563      141,648
Loans receivable, net                                         115,006      114,513
Mortgage-backed securities                                      2,641        3,023
Investment securities and interest bearing deposits            14,764       12,101
Deposits                                                      105,563      102,210
Borrowed money                                                 21,281       25,042
Guaranteed preferred beneficial interest in AMB
Financial's junior subordinated debentures                      5,000           --
Stockholders' equity                                           11,752       11,717



                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30                SEPTEMBER 30
                                               ----------------------      ----------------------
                                                 2002          2001          2002          2001
                                               --------      --------      --------      --------
Total interest income                          $  2,253         2,322         6,760         7,219
Total interest expense                            1,140         1,543         3,585         4,861
                                               --------      --------      --------      --------
  Net interest income                             1,113           779         3,175         2,358
Provision for loan losses                            56            51           331           113
                                               --------      --------      --------      --------
  Net interest income after provision
  for loan losses                                 1,057           728         2,844         2,245
                                               --------      --------      --------      --------
Non-interest income:
  Gain (loss) on trading securities                  (5)          (11)           32           137
  Rental Income                                      21            81           150           221
  Commission Income                                  13             8            32            59
  Deposit related fees                              124           111           353           323
  Other operating income                            143            93           316           250
                                               --------      --------      --------      --------
  Total non-interest income:                        296           282           883           990
                                               --------      --------      --------      --------
Non-interest expense:
  Staffing cost                                     469           398         1,312         1,185
  Occupancy and equipment costs                      99           118           317           352
  Data processing                                   133           115           364           336
  Other                                             267           184           695           625
                                               --------      --------      --------      --------
  Total non-interest expense                        968           815         2,688         2,498
                                               --------      --------      --------      --------
Net income before income taxes                      385           195         1,039           737
                                               --------      --------      --------      --------
Provision for federal & state income taxes          109            31           273           155
                                               --------      --------      --------      --------
Net income                                     $    276           164           766           582
                                               ========      ========      ========      ========

Earnings per share
  Basic                                        $   0.35      $   0.20      $   0.96      $   0.72
  Diluted                                      $   0.33      $   0.20      $   0.92      $   0.70

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                   SEPTEMBER 30                    SEPTEMBER 30
                                                             ------------------------        ------------------------
                                                               2002            2001            2002            2001
                                                             --------        --------        --------        --------
PERFORMANCE RATIOS (ANNUALIZED):
--------------------------------
Return on average assets                                         0.77%           0.47%           0.72%           0.56%
Return on average equity                                         9.30            5.79            8.58            6.95
Interest rate spread information:
  Average during period                                          3.23            2.34            3.08            2.34
  End of period                                                  3.24            2.69            3.24            2.69
Net interest margin                                              3.30            2.46            3.16            2.46
Efficiency ratio                                                68.66           76.79           66.25           75.00
Ratio of operating expense to average total assets               2.71            2.36            2.52            2.40
Ratio of average interest earning assets to average
interest-bearing liabilities:                                   1.02x           1.03x           1.02x           1.03x
Weighted average common shares outstanding:
  Basic                                                       783,860         808,458         796,623         811,041
  Diluted                                                     828,367         830,039         831,992         829,296



                                                                At              At
                                                             Sept. 30        Dec. 31
                                                               2002            2001
                                                             --------        --------
                                                           (Unaudited)     (Unaudited)
QUALITY RATIOS:
---------------
Non-performing assets to total assets at end of period           0.68%           0.97%
Allowance for loan losses to non-performing loans               70.72           58.74
Allowance for loan losses to loans receivable, net               0.57            0.61

CAPITAL RATIOS:
---------------
Equity to total assets at end of period                          8.02            8.27
Average equity to average assets                                 8.37            8.07

OTHER DATA:
-----------
Number of full service offices                                      3               3